Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125930, No. 333-128036 and No. 333-140111) of Liberty Global, Inc. of our report dated June 27, 2008, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings Plan – Puerto Rico as of December 31, 2007 and 2006 and for the year ended December 31, 2007 appearing in this Annual Report on Form 11-K of the Liberty Global 401(k) Savings Plan – Puerto Rico.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 27, 2008